Exhibit 99.1

news

595 S. Federal Highway, #500, Boca Raton, Florida 33432    •    561/208-7200

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Tuesday, August 29, 2006	TRADED: Nasdaq

LETTER OF INTENT TO SELL DEVCON INTERNATIONAL’S

CONSTRUCTION DIVISION EXPIRES

Boca Raton, Fl, August 29, 2006 – Devcon International Corp. (Nasdaq: DEVC), today announced that the letter of intent that it had entered into in May 2006 to sell certain subsidiaries and net assets that collectively comprise the Company’s Construction Division, to a private investment group, has expired. Currently, Devcon does not expect talks to resume with this group and it is the Company’s intent to continue to own and operate the Construction Division for the foreseeable future.

Mr. Stephen Ruzika, Devcon’s Chief Executive Officer, stated, “After numerous meetings with representatives of the private investment group, it became apparent a transaction could not be structured that would be in the Company’s best interests.”

About Devcon

Devcon has three operating divisions. The Security Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward- looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; the Company’s business strategy for expanding the Company’s presence in the security services industry; anticipated trends in the Company’s financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting the Company’s business, and other risks and uncertainties discussed under the heading “Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005, Devcon’s Quarterly Report on Form 10-Q, Devcon’s Current Reports on Form 8-K and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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FOR MORE INFORMATION:	Stephen J. Ruzika, President and CEO Devcon International Corp. 561/208-7200